[Form of Opinion of Counsel]

          [Executed Opinion to be filed by Pre-Effective Amendment]



                            _____________, 1996




Quality Mortgage Acceptance Corp.
16800 Aston Street
Irvine, California 92714

Ladies and Gentlemen:

         We have acted as your counsel in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement"), and the Prospectuses and forms of Prospectus Supplements relating to single family and multifamily mortgage loans forming a part thereof (collectively, the "Prospectuses"), filed by you with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the Certificates (as defined below). The Registration Statement and the Prospectuses relate to the offer and sale of up to $1,000,000 aggregate principal amount of the Mortgage Pass-Through Certificates (Issuable in Series) (the "Certificates") to be created and issued pursuant to one or more Pooling and Servicing Agreements to be entered into between you, one or more trustees and possibly another entity as the master servicer (collectively, the "Agreement") as described in the Registration Statement. A form of Pooling and Servicing Agreement is included as an Exhibit to the Registration Statement. We have examined the Registration Statement, the Prospectuses and such other documents as we have deemed necessary or advisable for purposes of rendering this opinion. Additionally, our advice has formed the basis for the description of the selected Federal income tax consequences of the purchase, ownership and disposition of the Certificates to an original purchaser that appears under the heading "Certain Federal Income Tax Consequences" in the Prospectuses (the "Tax Description"). Except as otherwise indicated herein, all terms defined in the Prospectuses are used herein as so defined.

         We have assumed for the purposes of the opinions set forth below that the Certificates will be issued in Series created as described in the Registration Statement and that the Certificates will be sold by you for reasonably equivalent consideration. We have also assumed that the Agreement and the Certificates will be duly authorized by all necessary corporate action and that the Certificates will be duly issued, executed, authenticated and delivered in accordance with the provisions of the Agreement. In addition, we have assumed that the parties to each Agreement will satisfy their respective obligations thereunder. We express no opinion with respect to any Series of Certificates for which we do not act as counsel to you.

         The opinion set forth in paragraph 2 of this letter is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service
(the "IRS") contained in published Revenue Rulings and Revenue
Procedures, current administrative positions of the IRS and existing judicial decisions. This opinion is subject to the explanations and qualifications set forth under the caption
"Certain Federal Income Tax Consequences" in the Prospectuses.
No tax rulings will be sought from the IRS with respect to any of the matters discussed herein.

         On the basis of the foregoing examination and assumptions, and upon consideration of applicable law, it is our opinion that:

         1. When a Pooling and Servicing Agreement for a Series of Certificates has been duly and validly authorized, executed and delivered by the Depositor, the Servicer and the Trustee, and the Certificates of such Series have been duly executed, authenticated, delivered and sold as contemplated in the Registration Statement, such Certificates will be legally and validly issued, fully paid and nonassessable, and the holders of such Certificates will be entitled to the benefits of such Pooling and Servicing Agreement.

         2. The Tax Description does not purport to discuss all possible Federal income tax ramifications of the purchase, ownership, and disposition of the Certificates, particularly to purchasers subject to special rules under the Internal Revenue
Code of 1986, but, with respect to those Federal income tax consequences that are discussed, in our opinion, it constitutes, in all material respects, a fair and accurate summary of such Federal income tax consequences under present Federal income tax law. There can be no assurance, however, that the tax conclusions presented therein will not be successfully challenged by the IRS, or significantly altered by new legislation, changes in IRS positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions. We note, moreover, that the forms of Prospectus Supplements filed herewith do not relate to a specific transaction. Our opinion as to the matters set forth herein could change with respect to a particular Series of Certificates as a result of changes in facts and circumstances, changes in the terms of documents reviewed by us, or changes in the law subsequent to the date hereof. As the Prospectuses contemplate Series of Certificates with numerous different characteristics, you should be aware that the particular characteristics of each Series of Certificates must be considered in determining the applicability of this opinion to a particular Series of Certificates. Accordingly, the above-referenced description of the selected Federal income tax consequences may, under certain circumstances, require modification when an actual transaction is undertaken.

         We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm under the heading "Legal Matters" in forms of Prospectus
Supplements and in "Legal Matters" in the Prospectuses forming a part of the Registration Statement, without admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

                                      Very truly yours,



                                      MAYER, BROWN & PLATT